EXHIBIT  11
                         AUTOMATIC DATA PROCESSING, INC.
                                AND SUBSIDIARIES
                        CALCULATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

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                                                                                Year ended June 30,
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                                                      2000            1999          1998          1997            1996
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

BASIC EARNINGS PER SHARE:
Net earnings applicable to common shares            $840,800       $696,840       $608,262      $515,244      $454,747
                                                    ========       ========       ========      ========      ========

Average number of common shares outstanding          626,766        615,630        600,803       588,112       582,861
                                                    ========       ========       ========      ========      ========

Basic earnings per share                            $   1.34       $   1.13       $   1.01      $   0.88      $   0.78
                                                    ========       ========       ========      ========      ========

DILUTED EARNINGS PER SHARE:
Net earnings used in basic earnings per share       $840,800       $696,840       $608,262      $515,244      $454,747
Adjustment for interest (net of tax) - zero coupon
   convertible subordinated notes (5 1/4% yield)       2,912          3,607          7,833        11,302        11,703
                                                    --------       --------        -------      --------      --------

Net earnings used for diluted earnings per share    $843,712       $700,447       $616,095      $526,546      $466,450
                                                    ========       ========       ========      ========      ========


Average number of shares outstanding on a
   diluted basis:
Shares used in calculating basic earnings per share  626,766        615,630        600,803       588,112       582,861
Diluted effect of all stock options outstanding
   after application of treasury stock method         14,823         15,306         13,363        12,633        12,317
Shares assumed to be issued upon conversion of
   Debentures-Zero coupon convertible
   subordinated notes (5 1/4% yield)                   4,509          5,956         14,030        19,372        20,720
                                                ------------   ------------  -------------  ------------   -----------

Average number of shares outstanding on a
   diluted basis                                     646,098        636,892        628,196       620,117       615,898
                                               =============  =============    ===========  ============  ============


Diluted earnings per share                          $   1.31       $   1.10        $  0.98      $   0.85      $   0.76
                                                    ========       ========        =======      ========      ========
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